Exhibit 99.1

ERICO International Corporation
Announces Third Quarter 2004 Results,
Including Record Quarterly Sales

SOLON, OH (November 3, 2004) ERICO International Corporation (bond ticker CADDY) today reported results for its third quarter and nine months ended September 30, 2004.

Net sales in the third quarter of 2004 were $92.4 million, an increase of $10.1 million, or 12.2%, compared with third quarter 2003 sales of $82.3 million. The sales level of $92.4 million was the highest quarterly sales ever achieved by ERICO. The increase in net sales was due primarily to the favorable effect of foreign currency exchange rates and increased selling prices as the Company attempted to pass on the majority of increased raw material costs to its customers.

Gross profit in the third quarter of 2004 was $32.9 million, up $1.8 million, or 5.8%, from the third quarter 2003 gross profit of $31.1 million. The increase in gross profit was due primarily to the higher sales level achieved by the Company.

Operating expenses in the third quarter of 2004 were $22.4 million, up $1.8 million, or 8.7%, from third quarter 2003 operating expenses of $20.6 million. As a percentage of net sales, operating expenses decreased to 24.2% in the third quarter of 2004 from 25.0% for the third quarter of 2003.

The Company’s net cash provided by operating activities in the third quarter of 2004 was $3.5 million, compared with $5.6 million in the third quarter of 2003. The Company generated EBITDA of $13.3 million in the third quarter of 2004, compared with EBITDA of $13.5 million in the third quarter of 2003, a decrease of $0.2 million, or 1.4%. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

YEAR-TO-DATE RESULTS

Net sales for the nine months ended September 30, 2004 were $268.0 million, up $35.9 million, or 15.4%, from sales of $232.1 million for the nine months ended September 30, 2003, setting a new record for sales during the first nine months of a year. The increase in net sales was due to a combination of favorable foreign currency exchange rates, increased pricing and higher sales volume.

Gross profit in the first nine months of 2004 was $96.4 million, up $11.3 million, or 13.2%, from gross profit of $85.1 million for the nine months ended September 30, 2003. The increase in gross profit was due primarily to higher sales volume.

Operating expenses in the first nine months of 2004 were $64.7 million, up $3.8 million, or 6.1%, from operating expenses of $60.9 million in the first nine months of 2003. As a percentage of net sales, operating expenses declined to 24.1% in the first nine months of 2004 from 26.3% for the first nine months of 2003.

The Company’s net cash provided by operating activities was $9.9 million in the nine months ended September 30, 2004 compared with $5.5 million in the nine months ended September 30, 2003. The Company generated EBITDA of $40.9 million in the nine months ended September 30, 2004, up $4.2 million, or 11.3%, from EBITDA of $36.7 for the nine months ended September 30, 2003. With this performance, the Company set a new record for EBITDA generation in the first nine months of a year.

CONFERENCE CALL

The Company will hold a conference call at 10:00 a.m. (Eastern) on November 3, 2004 to provide an overview of the Company’s operating results for the third quarter and nine months ended September 30, 2004. Those interested in hearing the conference call may listen via telephone by dialing 1-866-814-8476 (the ID for the call is 581953).

ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, commercial and industrial construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. For more information, visit www.erico.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts, including statements accompanied by words such as “intend,” “may” and “will,” or the negative of such terms or comparable terminology, are forward-looking statements. Forward-looking statements appearing herein may include statements concerning plans and goals, and are based on current expectations. Actual results may differ materially from those projected in the forward-looking statements as a result of, among other things, changes in global, political, business and regulatory factors, including acts of war or terrorism; changes in raw material prices; the application of environmental laws to the Company’s business; adverse events in the Company’s international markets; and the development of design innovations by competitors of the Company. The Company is also subject to risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (“SEC”). In particular, see “Risk Factors” in the Company’s filings with the SEC, including the prospectus filed with the SEC on July 16, 2004 and available at www.sec.gov. The Company does not undertake any ongoing obligation, other than that applied by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2004	2003	2004	2003

Net sales	$92,398	$82,339	$267,960	$232,113
Cost of sales	59,468	51,219	171,608	146,970

Gross profit	32,930	31,120	96,352	85,143
Operating expenses	22,395	20,606	64,660	60,926

Operating income	10,535	10,514	31,692	24,217
Interest expense, net	3,927	3,294	11,274	9,555
Foreign exchange loss (gain) net	212	(35)	(181)	(3,635)
Other expense (income), net	461	(42)	1,743	(96)

Income before income taxes	5,935	7,297	18,856	18,393
Provision for income taxes	2,349	2,590	7,426	6,529

Net income	$3,586	$4,707	$11,430	$11,864

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	September 30,	December 31,
	2004	2003
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$1,738	$2,421
Trade accounts receivable, net	59,698	54,252
Inventories, net	57,795	45,513
Other current assets	8,162	7,745

Total current assets	127,393	109,931

Property, plant and equipment, net	53,705	60,630
Goodwill	105,237	105,194
Other intangible assets, net	36,776	36,572
Other assets	15,505	11,440

Total assets	$338,616	$323,767

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$30,237	$29,607
Accrued compensation	12,784	9,216
Accrued expenses and other current liabilities	28,808	25,956

Total current liabilities	71,829	64,779

Long-term debt	164,075	140,920
Deferred income taxes	28,269	28,939
Other long-term liabilities	16,029	16,699

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	59,098	72,668
Accumulated other comprehensive loss	(684)	(238)

Total stockholder’s net investment	58,414	72,430

Total liabilities and stockholder’s net investment	$338,616	$323,767

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Nine Months Ended
	September 30,
	2004	2003
Operating activities
Net income	$11,430	$11,864
Depreciation and amortization	9,049	8,800
Other operating activities	(10,558)	(15,171)

Net cash provided by operating activities	9,921	5,493

Investing activities
Acquisition payments, net of cash acquired	—	(3,329)
Capital expenditures	(2,024)	(4,619)
Other investing activities	(463)	(165)

Net cash used in investing activities	(2,487)	(8,113)

Financing activities
Net transfers to parent company	(25,000)	—
Net (payments) borrowing on revolving line of credit	(26,100)	6,745
Proceeds from issuance of subordinated debt	121,500	—
Principal payments on long-term debt	(72,950)	(4,500)
Financing fees paid	(5,582)	—

Net cash (used in) provided by financing activities	(8,132)	2,245
Effect of exchange rate changes on cash and cash equivalents	15	(103)

Decrease in cash and cash equivalents	(683)	(478)
Cash and cash equivalents at beginning of period	2,421	3,374

Cash and cash equivalents at end of period	$1,738	$2,896

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net cash provided by operating activities	$3,523	$5,603	$9,921	$5,493
Interest expense, net	3,927	3,294	11,274	9,555
Provision for income taxes	2,349	2,590	7,426	6,529
Foreign exchange (loss) gain, net	(212)	35	181	3,635
Deferred taxes	232	261	690	1,060
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(287)	(165)	(686)	(497)
Net changes in operating assets and liabilities	3,805	1,902	12,109	10,973

EBITDA	$13,337	$13,520	$40,915	$36,748

Contact:	Polly Bloom
Investor Relations
(440) 542-1304